Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY FILES FISCAL 2006 FORM 10-K INCLUDING

RESTATED FINANCIAL STATEMENTS FROM PREVIOUS PERIODS

Company Reports on Results of Voluntary Review of Historical Stock Option Grants, Receives and Responds to Nasdaq Notification with Form 10-K Filing

SAN DIEGO, CA, January 8, 2007 – American Technology Corporation (ATC) (NASDAQ: ATCO) an innovator of commercial and military directed sound products and solutions today announced that it has filed its Form 10-K for the year ended September 30, 2006 with the Securities and Exchange Commission. The Form 10-K includes restated consolidated financial statements for the fiscal years ended September 30, 2005 and 2004, restated selected financial data for the fiscal years ended September 30, 2005, 2004, 2003 and 2002, and information concerning unaudited adjustments to stock-based compensation expense and payroll related expense for the fiscal years ended September 30, 2001, 2000 and 1999. The Form 10-K also includes restated unaudited quarterly results for the four quarters of the fiscal year ended September 30, 2005. The previously released financial information for the first three quarters of the fiscal year ended September 30, 2006 was not restated. As previously announced, ATC’s filing of the Form 10-K for the period ended September 30, 2006 was delayed while the Company undertook a voluntary review of historical stock option and stock grants.

Report on Results of Voluntary Review of Historical Stock Option and Stock Grants and Restatement of Consolidated Financial Statements

The Company’s Audit Committee completed its voluntary review of historical stock option and stock grants conducted with the assistance of outside counsel and with outside accounting consultants. As previously disclosed, based on facts obtained from this review, the Audit Committee determined to restate the Company’s financial statements, which restatements are included in the Form 10-K for the fiscal year ended September 30, 2006. The Audit Committee concluded that incorrect measurement dates or fair market value pricing formulas resulted in approximately 100 grants determined to have unrecorded intrinsic value on the proper measurement date. The Audit Committee did not find evidence demonstrating that stock options were “back-dated” to coincide with low stock prices. Rather, most of the stock options requiring adjustment, require such adjustment because the original grant date had been determined to have not had sufficient finality to support a measurement date, based on standards contained in a recent letter from the SEC’s Office of the Chief Accountant, or the Company had determined the exercise price based on the closing price on the day of grant, rather than the day prior to grant, as called for under the Company’s prior stock option plans. The Audit Committee found no evidence of fraud or wrongdoing by any member of current or former management.

The process for determining the revised measurement dates required judgment and estimates as a result of sometimes incomplete documentation as to the dates for which finality of the identity of the grantees, the number of shares and the exercise price could be established. (See “Critical Accounting Policies – Restatement Methodology” in the Company’s Form 10-K for further discussion.) As a result of the revised measurement dates and application of fair market value formulas, ATC recorded additional non-cash stock-based compensation charges in accordance with applicable accounting standards of $1.2 million in the aggregate for the years ended September 30, 1998 through September 30, 2005.

The Company also identified errors with respect to the measurement dates and procedures used for accounting for stock option and warrant grants to certain consultants. ATC determined that its accounting also needed to be adjusted for these grants resulting in a nominal reduction in non-cash stock-based compensation for the years ended September 30, 2001 through September 30, 2005.

ATC also recorded an aggregate accrual of $200,601 for fiscal years 2005, 2004 and 2003 associated with tax effects of the incorrect measurement dates, including failure to withhold payroll taxes due on exercises of options formerly classified as Incentive Stock Options (ISOs) under Internal Revenue Service regulations.

The following table summarizes the impact of the non-cash stock based compensation adjustments and related payroll tax effects on ATC’s previously reported net loss and net loss available to common stockholders:

	Net loss as previously reported	Stock-based compensation adjustments(1)	Net loss as restated	Dividend requirements on convertible preferred stock	Net loss available to common stockholders as restated
Fiscal year ended September 30,
1998	$(4,593,713)	$(8,270)	$(4,601,983)	$—	$(4,601,983)
1999	(3,041,634)	(40,995)	(3,082,629)	767,852	(3,850,481)
2000	(3,068,046)	(68,421)	(3,136,467)	4,880,948	(8,017,415)
2001	(5,046,219)	(100,205)	(5,146,424)	120,722	(5,267,146)
2002	(8,220,132)	13,084	(8,207,048)	282,912	(8,489,960)
2003	(8,227,013)	(600,546)	(8,827,559)	2,409,228	(11,236,787)

Cumulative effect at September 30, 2003		(805,353)

Fiscal year ended September 30,
2004	(5,960,436)	(480,161)	(6,440,597)	1,365,349	(7,805,946)
2005	(9,086,707)	(148,318)	(9,235,025)	1,796,426	(11,031,451)

		$(1,433,832)

(1)	Includes related payroll tax effect.

The restatements do not result in a change in ATC’s previously reported revenues, cash flow from operations or total cash and cash equivalents shown in the Company’s historical consolidated financial statements. As detailed above, the stock-based compensation charges, including the payroll tax accrual, increased the net loss by an aggregate of $1.4 million for the fiscal years ended September 30, 1998 to September 30, 2005. There was no impact on fiscal 2006 operating results from this restatement. As the $1.2 million of non-cash stock-based compensation expenses increased both the accumulated deficit and paid-in capital, the cumulative net effect on the balance sheet at September 30, 2005 was to reduce stockholders’ equity and increase current liabilities by $200,601 compared to previously reported amounts.

Results for the Fiscal Year Ended September 30, 2006

For the fiscal year ended September 30, 2006 (fiscal 2006), the Company reported revenues of $8.9 million, compared to $10.2 million for the fiscal year ended September 30, 2005 (fiscal 2005). The 12% decrease in revenues in fiscal 2006 compared to fiscal 2005 was mainly attributed to a decrease in LRAD revenue from $8.8 million in fiscal 2005 to $5.6 million in fiscal 2006, due primarily to the prior year including one large military order of $4.9 million, partially offset by a 204% increase in HSS product revenues to $2.4 million from $780,000 in 2005. ATC launched its HSS 450 into the digital signage and in-store broadcasting markets in fiscal 2006.

The Company’s gross profit for fiscal 2006 was $2.8 million, or 32% of total revenues, compared to $4.4 million, or 43% of total revenues, for fiscal 2005. The decrease in gross profit, both absolute and as a percentage of revenues, was principally the result of the decreased sales of higher margin LRAD products.

Net loss available to common stockholders decreased 30% to $7.7 million, or ($0.31) for fiscal 2006, compared to a net loss available to common stockholders of $11.0 million, or ($0.51), per share for fiscal 2005 (as restated).

Operating Results:

Fiscal Year	2006	2005	2004	2003	2002
		(as restated)	(as restated)	(as restated)	(as restated)
Revenues	$8,922,659	$10,195,546	$5,752,549	$1,315,426	$1,010,752
Cost of revenues	6,071,526	5,784,054	3,573,934	1,544,077	683,844

Gross profit (loss)	2,851,133	4,411,492	2,178,615	(228,651)	326,908

Selling, general and administrative expenses	9,537,221	9,233,998	5,452,518	5,130,881	3,024,701
Research and development expenses	1,909,834	4,709,595	3,221,861	2,802,214	3,651,507

Loss from operations	(8,595,922)	(9,532,101)	(6,495,764)	(8,161,746)	(6,349,300)

Other income (expense)	888,123	297,076	55,167	(665,813)	(1,857,748)

Net loss	(7,707,799)	(9,235,025)	(6,440,597)	(8,827,559)	(8,207,048)
Dividend requirements on convertible preferred stock	—	1,796,426	1,365,349	2,409,228	282,912
Net loss available to common stockholders	$(7,707,799)	$(11,031,451)	$(7,805,946)	$(11,236,787)	$(8,489,960)

Net loss per share - basic and diluted	$(0.31)	$(0.51)	$(0.40)	$(0.71)	$(0.60)

Average weighted number of common shares outstanding	25,149,428	21,570,002	19,603,265	15,857,569	14,193,508

Balance Sheet Data:

As of September 30,	2006	2005	2004	2003	2002
		(as restated)	(as restated)	(as restated)	(as restated)
Current assets	16,540,368	$13,228,841	$5,913,229	$10,477,313	$2,076,217
Current liabilities	3,881,505	3,703,133	2,583,925	2,073,954	1,521,504
Total assets	$18,708,179	15,208,870	7,645,291	11,744,371	3,789,634
Long-term obligations	1,223,300	1,564,000	12,131	23,097	4,674,516
Preferred stock, common stock and additional paid-in capital	74,663,961	62,789,769	48,662,242	46,819,730	27,459,969
Accumulated deficit	(61,060,587)	(52,848,032)	(43,613,007)	(37,172,410)	(28,344,851)
Total stockholders’ equity (deficit)	13,603,374	9,941,737	5,049,235	9,647,320	(884,882)

Nasdaq Notification

As expected, on January 4, 2007, the Company received the Nasdaq Staff Determination indicating that ATC failed to comply with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) because it had not on that date filed its Form 10-K for the fiscal year ended September 30, 2006, and that its securities were therefore subject to delisting from The Nasdaq Capital Market. This delisting notification is standard procedure when a Nasdaq listed company fails to complete a required filing in a timely manner. With today’s filing of the Form 10-K, ATC believes it has regained compliance with the continued listing requirements. In the event the Nasdaq Staff were to determine otherwise, ATC will submit a timely request for a hearing before a Nasdaq Listing Qualification Panel, which request will stay any delisting action pending the hearing and determination by the Panel.

Management Commentary

Commenting on today’s Form 10-K filing, Tom Brown, ATC’s CEO and president, said, “With the filing of our Form 10-K and the completion of the voluntary review of the Company’s historical stock option and stock grants, we can return our full attention to growing directed sound products sales to an increasing number of commercial and military customers. With over $3.8 million in directed sound product revenues for our first fiscal quarter ended December 31, 2006, we’re off to a promising start in fiscal 2007.”

About American Technology Corporation

American Technology Corporation provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC’s HyperSonic® Sound, NeoPlanar® and Long Range Acoustic Device (LRAD®) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company’s web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that reflect our current view with respect to future events and performance. Statements made herein regarding our financial performance are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. More information about potential factors that could affect our business and financial results is included in the Form 10-K for the fiscal year ended September 30, 2006 under the heading “Item 1A – Risk Factors.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date any such statement is made.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com